UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 7, 2014

American Superconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-19672	04-2959321
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

64 Jackson Road Devens, Massachusetts	01434
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (978) 842-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On November 7, 2014, American Superconductor Corporation (the “Company” or “AMSC”) entered into an underwriting agreement (the “Underwriting Agreement”) with Cowen and Company, LLC, as representative of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale (the “Offering”) of 9,090,909 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), and warrants to purchase 8,181,818 shares of Common Stock (the “Warrants”). The Shares and Warrants will be sold in units (“Units”), with each Unit consisting of (i) one Share of Common Stock and (ii) 0.9 of a Warrant to purchase one share of Common Stock. The Warrants will be exercisable immediately upon their initial issuance date at an exercise price of $1.10 per share and will expire five years from the date of issuance. The shares of Common Stock and the Warrants are immediately separable and will be issued separately. The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants will be subject to adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and in the event of cash dividends or other distributions to all holders of our common stock. In addition, the warrants contain weighted average anti-dilution protection upon the issuance of any common stock, securities convertible into common stock or certain other issuances at a price below the then-existing exercise price of the warrants, except for certain excluded securities. The anti-dilution protection provided in the Warrants will only adjust the exercise price of the Warrants and will not adjust the number of shares of Common Stock issuable upon exercise of the Warrants. The Warrants will not be listed on The NASDAQ Global Select Market or any other exchange and no trading market for the Warrants is expected to develop.

The price in this offering is $1.10 per Unit. The Underwriters have agreed to purchase the Units from the Company pursuant to the Underwriting Agreement at a price of $1.034 per Unit. The net proceeds to the Company from this offering are expected to be approximately $9.0 million, assuming no exercise of the Warrants, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The offering is expected to close on or about November 13, 2014, subject to customary closing conditions.

The Offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration Statement No. 333-198851) previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) and a prospectus supplement and accompanying prospectus filed with the SEC.

Upon closing of the Offering, the Company will enter into a warrant agreement (the “Warrant Agreement”) with American Stock Transfer and Trust Company (the “Transfer Agent”), pursuant to which the Warrants will be issued and the Transfer Agent will act as warrant agent, registrar and transfer agent for the Warrants. The terms and conditions of the Warrants are set forth in the Warrant Agreement and the form of Warrant Certificate attached as Exhibit A thereto.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing descriptions of the Underwriting Agreement, the Warrant Agreement and the Warrants are not complete and are qualified in their entireties by reference to the full text of the Underwriting Agreement, the Form of Warrant Agreement and the Form of Warrant, copies of which are filed as Exhibit 1.1, Exhibit 4.1 and Exhibit 4.2, respectively, to this report and are incorporated by reference herein. A copy of the opinion of Latham & Watkins LLP relating to the legality of the issuance and sale of the Shares, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants is attached as Exhibit 5.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

1.1	Underwriting Agreement, dated November 7, 2014, by and between American Superconductor Corporation and Cowen and Company, LLC, as representative of the several underwriters named therein.

4.1	Form of Warrant Agreement by and between American Superconductor Corporation and the American Stock Transfer and Trust Company, dated November 13, 2014.

4.2	Form of Warrant

5.1	Opinion of Latham & Watkins LLP

23.1	Opinion of Latham & Watkins LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SUPERCONDUCTOR CORPORATION

Date: November 13, 2014	By:	/s/ David A. Henry
David A. Henry
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated November 7, 2014, by and between American Superconductor Corporation and Cowen and Company, LLC, as representative of the several underwriters named therein.

4.1	Form of Warrant Agreement by and between American Superconductor Corporation and the American Stock Transfer and Trust Company

4.2	Form of Warrant

5.1	Opinion of Latham & Watkins LLP

23.1	Opinion of Latham & Watkins LLP (included in Exhibit 5.1)